Exhibit 99.1

Cable ONE Reports First Quarter 2017 Results

May 4, 2017 – Phoenix, Arizona – (BUSINESS WIRE) – Cable One, Inc. (NYSE: CABO) (the “Company” or “Cable ONE”) today reported financial and operating results for the quarter ended March 31, 2017.

First quarter 2017 highlights:

●

Net income was $33.2 million in the first quarter of 2017, an increase of 22.8% year-over-year. Adjusted EBITDA[1] was $97.9 million, an increase of 14.6% year-over-year. Net profit margin was 16.0% and Adjusted EBITDA margin[1] was 47.2%.

●

Net income and Adjusted EBITDA results include the favorable impact of a reduction in expense of $5.9 million due to a change in accounting estimate related to capitalized labor costs in the first quarter of 2017. Excluding the impact of this change in estimate, net income growth would have been 9.1% year-over-year and Adjusted EBITDA growth would have been 7.7% year-over-year. In addition, net profit margin would have been 14.2% and Adjusted EBITDA margin would have been 44.3%.

●

Net cash provided by operating activities was $78.3 million, an increase of 0.9% year-over-year. Adjusted EBITDA less capital expenditures[1] was $61.9 million, an increase of 6.8% compared to the first quarter of 2016.

●	Total revenues were $207.4 million compared to $202.8 million in the first quarter of 2016.

●	Residential data revenues increased 8.1% year-over-year to $90.2 million.

●	Business services revenues increased 13.2% year-over-year to $27.0 million.

●	Residential data and business services combined revenues grew to 56.5% of total revenues from 52.8% in the first quarter of 2016.

1 Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures are defined in the section of this press release entitled “Use of Non-GAAP Financial Metrics.”  Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, Adjusted EBITDA margin is reconciled to net profit margin and Adjusted EBITDA less capital expenditures is reconciled to net cash provided by operating activities. Refer to the “Reconciliations of Non-GAAP Measures” tables within this press release.

“Our strong results over the past two years continued in the first quarter of 2017,” said Julie Laulis, President and CEO of Cable ONE. “We believe our acquisition of NewWave Communications, which closed on May 1, 2017, will provide an opportunity for additional growth in the future.”

First Quarter 2017 Financial Results Compared to First Quarter 2016

Revenues increased $4.6 million, or 2.3%, due primarily to increases in residential data and business services revenues of $6.8 million and $3.1 million, respectively. For the first quarter of 2017 and 2016, residential data revenues comprised 43.5% and 41.1% of total revenues and business services revenues comprised 13.0% and 11.7% of total revenues, respectively. Residential video and voice revenues decreased $2.4 million and $1.4 million year-over-year, with the impact of customer losses partially offset by a rate adjustment for video customers implemented during the first quarter of 2017.

Operating expenses (excluding depreciation and amortization) decreased $7.3 million, or 9.6%, year-over-year and improved as a percentage of revenues to 33.3% compared to 37.7% for the first quarter of 2016. The improvement in operating expenses was driven by a $4.7 million reduction in labor costs resulting from the change in accounting estimate associated with capitalized labor costs in the first quarter of 2017 noted above, lower programming costs of $1.2 million associated with the reduction in residential video customers, lower backbone and internet connectivity fees of $0.8 million and lower repair and maintenance costs of $0.5 million. Excluding the favorable impact of the change in accounting estimate, operating expenses would have been $73.8 million in the first quarter of 2017, a decrease of $2.7 million, or 3.5%, year-over-year. Operating expenses as a percentage of revenues, excluding the impact of the change in accounting estimate, would have been 35.6% in the first quarter of 2017 compared to 37.7% in the first quarter of 2016.

Selling, general and administrative expenses increased $1.8 million, or 4.2%, year-over-year and were 22.0% and 21.6% as a percentage of revenues in the first quarter of 2017 and 2016, respectively. The higher selling, general and administrative expenses in the first quarter of 2017 were primarily attributable to increases in acquisition-related costs of $1.4 million, compensation costs of $1.2 million, marketing expenses of $0.8 million and repair and maintenance costs of $0.4 million, partially offset by a reduction in labor costs of $1.2 million resulting from the change in accounting estimate and lower group insurance costs of $0.9 million. Excluding the favorable impact of the change in accounting estimate, selling, general and administrative expenses would have increased $3.1 million, or 7.0%, year-over-year. Selling, general and administrative expenses as a percentage of revenues, excluding the impact of the change in accounting estimate, would have been 22.6% in the first quarter of 2017 compared to 21.6% in the first quarter of 2016.

The Company recognized a net gain on disposal of assets of $6.1 million in the first quarter of 2017, primarily associated with the sale of a portion of our former headquarters property, which was held as a non-operating asset during the period.

Net income increased $6.2 million, or 22.8%, to $33.2 million in the first quarter of 2017 compared to $27.0 million in the prior year period. Excluding the impact of the change in accounting estimate related to capitalized labor discussed above, net income would have increased $2.5 million, or 9.1%, to $29.5 million in the first quarter of 2017 compared to the prior year period.

Adjusted EBITDA was $97.9 million and $85.4 million for the first quarter of 2017 and 2016, respectively. The Adjusted EBITDA growth of 14.6% in the first quarter of 2017 includes the positive impact of the aforementioned capitalized labor costs. The Company's current treatment of capitalized labor costs is consistent with industry practice. Excluding the impact of these costs, Adjusted EBITDA would have been $92.0 million and Adjusted EBITDA growth would have been 7.7% for the first quarter of 2017.

Capital expenditures totaled $35.9 million and $27.4 million for the first quarter of 2017 and 2016, respectively. Adjusted EBITDA less capital expenditures for the first quarter of 2017 was $61.9 million, an increase of $3.9 million, or 6.8%, from the prior year period. Excluding the capitalized labor costs, capital expenditures would have been $30.0 million.

Liquidity and Capital Resources

At March 31, 2017, the Company had $173.5 million of cash and cash equivalents on hand, compared to $138.0 million at December 31, 2016. The Company’s debt balance, excluding unamortized debt issuance costs, was $544.0 million and $545.3 million at March 31, 2017 and December 31, 2016, respectively. The Company also had $197.2 million available for borrowing under its revolving credit facility as of March 31, 2017.

On May 1, 2017, the Company completed the acquisition of NewWave Communications (“NewWave”) and concurrently modified the Company’s existing credit agreement to borrow $250 million of Term “A” Loans and $500 million of Term “B” Loans. Proceeds from the term loan borrowings and existing cash on hand were used to fund the acquisition, repay the Company’s existing term loan of $93.8 million and pay the related fees and expenses.

Conference Call

Cable ONE will host a conference call with the financial community to discuss results for the first quarter of the 2017 fiscal year on Thursday, May 4, 2017, at 11 a.m. Eastern Time (ET).

Shareholders, analysts and other interested parties may register for the conference in advance at http://dpregister.com/10104664. Those unable to pre-register may join the call via the live audio webcast on the Cable ONE Investor Relations website or by dialing 1-844-378-6483 (Canada: 1-855-669-9657/International: 1-412-542-4178) shortly before 11 a.m. ET.

A replay of the call will be available from Friday, May 5, 2017, until Friday, May 19, 2017, on the Cable ONE Investor Relations website.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2017, which will be posted on the “SEC Filings” section of the Cable ONE Investor Relations website at ir.cableone.net when it is filed with the U.S. Securities and Exchange Commission (the “SEC”). Investors and others interested in more information about Cable ONE should consult our website, which is regularly updated with financial and other important information about the Company.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by generally accepted accounting principles in the United States (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income, net profit margin or net cash provided by operating activities reported in accordance with GAAP. These terms, as defined by Cable ONE, may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, and Adjusted EBITDA margin is reconciled to net profit margin, in the “Reconciliations of Non-GAAP Measures” tables within this press release. Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities in the “Reconciliations of Non-GAAP Measures” tables within this press release.

“Adjusted EBITDA” is defined as net income plus interest expense, provision for income taxes, depreciation and amortization, equity-based compensation expense, severance expense, (gain) loss on deferred compensation, acquisition-related costs, (gain) loss on disposal of assets and other (income) expense, net. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s business as well as other non-cash or special items and is unaffected by the Company’s capital structure or investment activities. This measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the Company’s cash cost of financing. These costs are evaluated through other financial metrics.

“Adjusted EBITDA margin” is defined as Adjusted EBITDA divided by total revenues.

“Adjusted EBITDA less capital expenditures,” when used as a liquidity measure, is calculated as net cash provided by operating activities excluding the impact of capital expenditures, interest expense, provision for income taxes, changes in operating assets and liabilities and other unusual operating expenses, as defined in the “Reconciliations of Non-GAAP Measures” tables within this press release.

The Company uses Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures to assess its performance, and it also uses Adjusted EBITDA less capital expenditures as an indicator of its ability to fund operations and make additional investments with internally-generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company’s credit facilities and outstanding 5.75% senior unsecured notes due 2022 to determine compliance with the covenants contained in the facilities and notes. For the purpose of calculating compliance with leverage covenants, the Company uses a measure similar to Adjusted EBITDA, as presented. Adjusted EBITDA and capital expenditures are also significant performance measures used by the Company in its annual incentive compensation program. Adjusted EBITDA does not take into account cash used for mandatory debt service requirements or other non-discretionary expenditures, and thus does not represent residual funds available for discretionary uses.

The Company believes Adjusted EBITDA and Adjusted EBITDA margin are useful to investors in evaluating the operating performance of the Company. The Company believes that Adjusted EBITDA less capital expenditures is useful to investors as it shows the Company’s performance while taking into account cash outflows for capital expenditures and is one of several indicators of the Company’s ability to service debt, make investments and/or return capital to its shareholders.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and similar measures with similar titles are common measures used by investors, analysts and peers to compare performance in the Company’s industry, although the Company’s measures of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures may not be directly comparable to similarly titled measures reported by other companies.

About Cable ONE

Cable One, Inc. (NYSE: CABO) is the seventh-largest cable company in the United States. Serving more than 800,000 customers in 21 states with high-speed internet, cable television and telephone service, Cable ONE provides consumers with a wide range of the latest products and services, including wireless internet service, high-definition programming and phone service with free, unlimited long-distance calling in the continental U.S.

Contacts:

Trish Niemann	Kevin Coyle
Public Relations Director	Chief Financial Officer
602-364-6372	602-364-6505

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements” that involve risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about the cable industry and our business and financial results. Forward-looking statements often include words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. Our actual results may vary materially from those expressed or implied in our forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by us or on our behalf. Important factors that could cause our actual results to differ materially from those in our forward-looking statements include government regulation, economic, strategic, political and social conditions and the following factors:

●	the effect of our acquisition of NewWave on our ability to retain and hire key personnel and to maintain relationships with customers, suppliers and other business partners;
●	the potential diversion of senior management’s attention from our ongoing operations due to the acquisition of NewWave;
●	uncertainties as to our ability and the amount of time necessary to realize the expected synergies and other benefits of the NewWave transaction;
●	our ability to integrate NewWave’s operations into our own in an efficient and effective manner;
●	rising levels of competition from historical and new entrants in our markets;
●	recent and future changes in technology;
●	our ability to continue to grow our business services product;
●	increases in programming costs and retransmission fees;
●	our ability to obtain support from vendors;
●	the effects of any significant acquisitions by us;
●	adverse economic conditions;
●	the integrity and security of our network and information systems;
●	legislative and regulatory efforts to impose new legal requirements on our data services;
●	changing and additional regulation of our data, video and voice services;
●	our ability to renew cable system franchises;
●	increases in pole attachment costs;
●	the failure to meet earnings expectations;
●	the adequacy of our risk management framework;
●	changes in tax and other laws and regulations;
●	changes in GAAP or other applicable accounting policies; and
●	the other risks and uncertainties detailed in the section titled “Risk Factors” in our Annual Report on Form 10-K as filed with the SEC on March 1, 2017.

Any forward-looking statements made by us in this communication speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

CABLE ONE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended March 31,
(dollars in thousands, except per share and share data)	2017	2016	$ Change	% Change
Revenues
Residential data	$90,201	$83,439	$6,762	8.1%
Residential video	72,454	74,853	(2,399)	(3.2)%
Residential voice	9,867	11,314	(1,447)	(12.8)%
Business services	26,961	23,827	3,134	13.2%
Advertising sales	5,622	7,003	(1,381)	(19.7)%
Other	2,322	2,369	(47)	(2.0)%
Total Revenues	207,427	202,805	4,622	2.3%
Costs and Expenses
Operating (excluding depreciation and amortization)	69,083	76,428	(7,345)	(9.6)%
Selling, general and administrative	45,733	43,893	1,840	4.2%
Depreciation and amortization	38,404	34,693	3,711	10.7%
(Gain) loss on disposal of assets	(6,146)	408	(6,554)	NM
Total operating costs and expenses	147,074	155,422	(8,348)	(5.4)%
Income from operations	60,353	47,383	12,970	27.4%
Interest expense	(7,606)	(7,555)	(51)	0.7%
Other income (expense), net	287	510	(223)	(43.7)%
Income before income taxes	53,034	40,338	12,696	31.5%
Provision for income taxes	19,819	13,294	6,525	49.1%
Net income	$33,215	$27,044	$6,171	22.8%

Other comprehensive gain (loss), net of tax	2	(27)
Comprehensive income	$33,217	$27,017

Net income per common share:
Basic	$5.86	$4.67
Diluted	$5.80	$4.65
Weighted average common shares outstanding:
Basic	5,671,838	5,796,252
Diluted	5,730,901	5,810,639

NM = Not meaningful

CABLE ONE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(in thousands, except par value and share data)	March 31, 2017	December 31, 2016
Assets
Current Assets:
Cash and cash equivalents	$173,467	$138,040
Accounts receivable, net	31,039	37,073
Prepaid assets	14,160	10,824
Total Current Assets	218,666	185,937
Property, plant and equipment, net	616,739	619,621
Intangibles, net	497,460	497,480
Goodwill	84,928	84,928
Other assets	5,701	9,305
Total Assets	$1,423,494	$1,397,271

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued liabilities	$68,298	$82,703
Deferred revenue	22,614	22,190
Income taxes payable	14,758	-
Long-term debt - current portion	6,875	6,250
Total Current Liabilities	112,545	111,143
Long-term debt	529,407	530,886
Deferred income taxes	276,770	276,297
Accrued compensation and other liabilities	23,926	24,434
Total Liabilities	942,648	942,760

Stockholders' Equity
Preferred stock ($0.01 par value; 4,000,000 shares authorized; none issued or outstanding)	-	-
Common stock ($0.01 par value; 40,000,000 shares authorized; 5,887,899 shares issued; and 5,723,775 and 5,708,223 shares outstanding as of March 31, 2017 and December 31, 2016, respectively)	59	59
Additional paid-in capital	20,096	17,669
Retained earnings	536,412	511,776
Accumulated other comprehensive loss	(444)	(446)
Treasury stock, at cost (164,124 and 179,676 shares held as of March 31, 2017 and December 31, 2016, respectively)	(75,277)	(74,547)
Total Stockholders’ Equity	480,846	454,511
Total Liabilities and Stockholders' Equity	$1,423,494	$1,397,271

CABLE ONE, INC.

RECONCILIATIONS OF NON-GAAP MEASURES

(Unaudited)

	Three Months Ended March 31,
(dollars in thousands)	2017	2016	$ Change	% Change

Net income (1)	$33,215	$27,044	$6,171	22.8%

Net profit margin	16.0%	13.3%

Plus: Interest expense	7,606	7,555	51	0.7%
Provision for income taxes	19,819	13,294	6,525	49.1%
Depreciation and amortization	38,404	34,693	3,711	10.7%
Equity-based compensation expense	2,427	3,046	(619)	(20.3)%
Severance expense	1,254	-	1,254	NM
(Gain) loss on deferred compensation	90	(220)	310	NM
Acquisition-related costs	1,482	98	1,384	NM
(Gain) loss on disposal of assets	(6,146)	408	(6,554)	NM
Other (income) expense, net	(287)	(510)	223	(43.7)%
Adjusted EBITDA (1)	$97,864	$85,408	$12,456	14.6%

Adjusted EBITDA margin	47.2%	42.1%

Less: Capital expenditures (1)	35,917	27,395	8,522	31.1%
Adjusted EBITDA less capital expenditures	$61,947	$58,013	$3,934	6.8%

NM = Not meaningful

(1) Net income and Adjusted EBITDA results include the favorable impact of a reduction in expense, and capital expenditures include the unfavorable impact in additional expenditures, of $5.9 million due to a change in accounting estimate related to capitalized labor costs in the first quarter of 2017. Excluding the impact of this change in estimate, net income growth would have been 9.1%, Adjusted EBITDA growth would have been 7.7% and capital expenditures growth would have been 9.5%.

	Three Months Ended March 31,
(dollars in thousands)	2017	2016	$ Change	% Change

Net cash provided by operating activities	$78,260	$77,539	$721	0.9%
Amortization of financing costs	(400)	(404)	4	(1.0)%
Benefit (provision) for deferred income taxes	(472)	2,670	(3,142)	(117.7)%
Changes in operating assets and liabilities	(9,488)	(14,614)	5,126	(35.1)%
Interest expense	7,606	7,555	51	0.7%
Provision for income taxes	19,819	13,294	6,525	49.1%
Severance expense	1,254	-	1,254	NM
(Gain) loss on deferred compensation	90	(220)	310	NM
Acquisition-related costs	1,482	98	1,384	NM
Other (income) expense, net	(287)	(510)	223	(43.7)%
Capital expenditures	(35,917)	(27,395)	(8,522)	31.1%
Adjusted EBITDA less capital expenditures	$61,947	$58,013	$3,934	6.8%

NM = Not meaningful

CABLE ONE, INC.

OPERATING STATISTICS

(Unaudited)

	As of March 31,		Year-Over-Year Change
	2017	2016	Amount	%

Homes Passed	1,674,919	1,648,441	26,478	1.6%

Total Customers	660,968	665,574	(4,606)	(0.7)%
Non-video	353,205	310,747	42,458	13.7%
Percent of total	53%	47%

Residential Customers	608,515	617,225	(8,710)	(1.4)%

Data PSUs	477,439	467,077	10,362	2.2%
Video PSUs	293,726	336,524	(42,798)	(12.7)%
Voice PSUs	94,741	107,349	(12,608)	(11.7)%
Total residential PSUs	865,906	910,950	(45,044)	(4.9)%

Business Customers	52,453	48,349	4,104	8.5%

Data PSUs	45,888	41,347	4,541	11.0%
Video PSUs	13,461	14,052	(591)	(4.2)%
Voice PSUs	18,627	16,561	2,066	12.5%
Total business PSUs	77,976	71,960	6,016	8.4%

Penetration
Data	31.2%	30.8%		0.4%
Video	18.3%	21.3%		(3.0)%
Voice	6.8%	7.5%		(0.7)%

Share of First Quarter Revenues
Residential data	43.5%	41.1%		2.4%
Business services	13.0%	11.7%		1.3%
Total	56.5%	52.8%		3.7%

ARPUs – First Quarter
Residential data [1]	$63.53	$59.94	$3.59	6.0%
Residential video [1]	$80.47	$72.70	$7.77	10.7%
Residential voice [1]	$34.18	$34.54	$(0.36)	(1.0)%
Business services [2]	$172.87	$165.93	$6.94	4.2%

Number of Associates	1,881	1,948	(67)	(3.4)%

[1]	Average monthly per unit values represent the applicable residential service revenues divided by the corresponding average number of PSUs at the beginning and end of each period.
[2]	Average monthly per unit values represent business services revenues divided by the average number of business customer relationships at the beginning and end of each period.